Exhibit 99.1

NuStar Energy Reports Increased Total Distributable Cash Flow in First Quarter of 2013

Quarterly Distribution Remains at $1.095 Per Unit

Construction on Second Rail Car Off-Loading Facility at St. James has Begun

SAN ANTONIO, April 24, 2013 — NuStar Energy L.P. (NYSE: NS) today announced first quarter distributable cash flow from continuing operations available to limited partners was $54.7 million, or $0.70 per unit, compared to 2012 first quarter distributable cash flow from continuing operations of $51.1 million, or $0.72 per unit.  First quarter earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $91.6 million compared to first quarter 2012 EBITDA of $106.3 million.

NuStar Energy L.P. reported first quarter net income applicable to limited partners of $13.3 million, or $0.17 per unit, compared to $16.0 million, or $0.23 per unit, earned in the first quarter of 2012.

The partnership also announced that its board of directors has declared a first quarter 2013 distribution of $1.095 per unit.  The first quarter 2013 distribution will be paid on May 10, 2013, to holders of record as of May 6, 2013.  Distributable cash flow available to limited partners covers the distribution to the limited partners by 0.64 times for the first quarter of 2013.

“Recent growth in the Eagle Ford Shale region and the sale of 50% of our Asphalt Operations in the third quarter of 2012 contributed to improved distributable cash flow results during the quarter,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “We expect our 2013 distributable cash flow results to be higher than last year.”

In regard to the first quarter performance Anastasio said, “Our pipeline segment continues to benefit from several internal growth projects completed in the Eagle Ford shale region during the past couple of years and the December 2012 crude oil asset acquisition from TexStar.  Throughputs on our Eagle Ford crude oil pipeline systems increased by 55% compared to the first quarter of 2012, however these increases were partially offset by lower throughputs on some other pipelines as a result of turnarounds at some of our customer’s refineries.”

Anastasio then added, “Internal growth projects completed at our St. James and St. Eustatius terminal facilities in 2012 and during the first quarter of 2013 benefited our storage segment.  However, these internal growth project benefits were more than offset by reduced demand for storage at several of our terminal facilities and the impact of the turnarounds and operating issues I mentioned earlier.”

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Anastasio then commented on the company’s fuels marketing segment by saying, “Primarily as a result of weak demand for bunkers and fuel oil, coupled with increased competition in the Caribbean, our fuels marketing segment generated a loss during the quarter.”

Addressing the recent strategic transformation of the company Anastasio stated, “Beginning in the first quarter of 2013 NuStar has less exposure to margin-based operations than we have had in several years.  This reduced margin-base exposure should lead to less volatile distributable cash flows in the future.”

Internal Growth Project Update

“Early in the first quarter we placed a total of 1.7 million barrels of new storage capacity in service at our St. Eustatius and St. James, Louisiana terminal facilities,” said Anastasio.  “We continue to work on a pipeline project for ConocoPhillips and continue to lay crude oil gathering lines that will supply additional crude oil volumes to our Eagle Ford crude oil pipeline system.  All of these projects are expected to contribute to 2013 storage and pipeline segment results.”

Anastasio went on to say, “NuStar recently began the construction of a second rail-car offloading facility at our St. James terminal with Great Northern Gathering & Marketing, LLC being a major customer.  This facility should be operational and contributing to our storage segment results in the fourth quarter of 2013.”

Full-Year 2013 Outlook

Commenting on the earnings outlook for 2013, Anastasio said, “We continue to expect the EBITDA results for all three of our segments to be higher than last year.  Our pipeline segment should benefit from our Eagle Ford Shale region internal growth pipeline projects completed in 2012 and later in 2013 as well as from the crude oil assets acquired from TexStar.  The storage segment is projected to benefit from the completion of the two rail car offloading projects at our St. James, Louisiana terminal and the recent completion of the storage expansion projects at our St. Eustatius terminal and our St. James, Louisiana terminal.  Our fuels marketing segment’s 2013 results should improve over the remainder of 2013 and as compared to 2012, primarily due to higher earnings in the bunkering and heavy fuel oil operations.”

Anastasio then said, “These higher 2013 segment results should also lead to higher distributable cash flow and an improved coverage ratio for the year.”

With regard to capital spending projections Anastasio added, “NuStar expects to spend $400 to $425 million on internal growth projects during 2013, primarily on projects in the Eagle Ford Shale, while our reliability capital spending should be in the range of $35 to $45 million.”

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A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 24, 2013, to discuss the financial and operational results for the first quarter of 2013.  Investors interested in listening to the presentation may call 800/622-7620, passcode 31554334.  International callers may access the presentation by dialing 706/645-0327, passcode 31554334.  The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 31554334.  International callers may access the playback by calling 404/537-3406, passcode 31554334.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,621 miles of pipeline; 88 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day.  The partnership’s combined system has approximately 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company.  These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended
	March 31,
	2013	2012
Statement of Income Data (Note 1):
Revenues:
Service revenues	$227,283	$209,719
Product sales	772,427	1,399,686
Total revenues	999,710	1,609,405

Costs and expenses:
Cost of product sales	752,254	1,354,530
Operating expenses	117,574	125,114
General and administrative expenses	27,494	27,167
Depreciation and amortization expense	42,926	43,575
Total costs and expenses	940,248	1,550,386
Operating income	59,462	59,019
Equity in (loss) earnings of joint ventures	(11,143)	2,386
Interest expense, net	(30,113)	(21,377)
Other income, net	368	1,367
Income from continuing operations before income tax expense	18,574	41,395
Income tax expense	2,536	3,443
Income from continuing operations	16,038	37,952
Income from discontinued operations	8,366	(11,698)
Net income	$24,404	$26,254

Net income applicable to limited partners	$13,268	$16,008

Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.06	$0.39
Discontinued operations	0.11	(0.16)
Total	$0.17	$0.23

Weighted average limited partner units outstanding	77,886,078	70,756,078

EBITDA from continuing operations (Note 2)	$91,613	$106,347

Distributable cash flow from continuing operations (Note 2)	$67,423	$62,674

	March31,	December31,
	2013	2012
Balance Sheet Data:
Debt, including current portion (a)	$2,418,317	$2,411,004
Partners’ equity (b)	2,509,180	2,584,995
Debt-to-capitalization ratio (a) / ((a)+(b))	49.1%	48.3%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended
	March 31,
	2013	2012

Segment Data:
Storage:
Throughput (barrels/day)	669,604	739,076
Throughput revenues	$22,361	$22,264
Storage lease revenues	121,958	123,165
Total revenues	144,319	145,429
Operating expenses	68,710	65,982
Depreciation and amortization expense	24,431	23,300
Segment operating income	$51,178	$56,147

Pipeline:
Refined products pipelines throughput (barrels/day)	471,294	491,570
Crude oil pipelines throughput (barrels/day)	351,193	330,081
Total throughput (barrels/day)	822,487	821,651
Revenues	$93,277	$77,761
Operating expenses	37,406	27,564
Depreciation and amortization expense	15,990	12,981
Segment operating income	$39,881	$37,216

Fuels marketing:
Product sales	$773,008	$1,403,260
Cost of product sales	758,732	1,360,518
Gross margin	14,276	42,742
Operating expenses	15,862	42,655
Depreciation and amortization expense	7	5,480
Segment operating loss	$(1,593)	$(5,393)

Consolidation and intersegment eliminations:
Revenues	$(10,894)	$(17,045)
Cost of product sales	(6,478)	(5,988)
Operating expenses	(4,404)	(11,087)
Total	$(12)	$30

Consolidated Information:
Revenues	$999,710	$1,609,405
Cost of product sales	752,254	1,354,530
Operating expenses	117,574	125,114
Depreciation and amortization expense	40,428	41,761
Segment operating income	89,454	88,000
General and administrative expenses	27,494	27,167
Other depreciation and amortization expense	2,498	1,814
Consolidated operating income	$59,462	$59,019

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.              The results of operations for the San Antonio Refinery and related assets have been reported as discontinued operations for all periods presented.

2.              NuStar Energy L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, which are not defined in United States generally accepted accounting principles.  Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance.  In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating.  Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income from continuing operations.  They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations:

	Three Months Ended
	March 31,
	2013	2012

Income from continuing operations	$16,038	$37,952
Plus interest expense, net	30,113	21,377
Plus income tax expense	2,536	3,443
Plus depreciation and amortization expense	42,926	43,575
EBITDA from continuing operations	91,613	106,347
Equity in loss (earnings) of joint ventures	11,143	(2,386)
Interest expense, net	(30,113)	(21,377)
Reliability capital expenditures	(5,742)	(4,628)
Income tax expense	(2,536)	(3,443)
Distributions from joint venture	4,652	—
Mark-to-market impact on hedge transactions (a)	(1,594)	(11,839)
Distributable cash flow from continuing operations	67,423	62,674

Distributable cash flow from continuing operations attributable to noncontrolling interest	(92)	2
Distributable cash flow from continuing operations available to general partner	12,766	11,598
Distributable cash flow from continuing operations available to limited partners	$54,749	$51,074

Distributable cash flow from continuing operations per limited partner unit	$0.70	$0.72

(a)         Distributable cash flow from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory.  The gain or loss associated with these contracts is realized in distributable cash flow from continuing operations when the contracts are settled.